Exhibit 3.16

CERTIFICATE OF INCORPORATION

OF

BEMSA HOLDING, INC.

1. The name of the corporation is BEMSA Holding, Inc. (hereinafter called the “Corporation”).

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The aggregate number of shares of stock which the Corporation shall have authority to issue is two hundred (200), all of which are without par value and are of the same class and are to be Common shares. Any and all shares without par value may be issued for such consideration expressed in dollars as may be fixed from time to time by the Board of Directors.

5. The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Betty Zabratanski	3600 N. River Road, Franklin Park, IL 60131

The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

NAME	MAILING ADDRESS
Howard M. Dean	3600 N. River Road, Franklin Park, IL 60131
Richard E. Bailey	3600 N. River Road, Franklin Park, IL 60131
Thomas A. Ravencroft	3600 N. River Road, Franklin Park, IL 60131

6. The Corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the Corporation.

By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the Corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution, or amending the by-laws of the Corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation wider the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs, If a majority in number representing three-fourths in value of the creditors or glass of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10. A directors of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 3rd day of June, 1998.

/s/ Betty Zabratanski Incorporator
Betty Zabratanski Incorporator

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CERTIFICATE OF MERGER

MERGING

BIRDS EYE TEMPCO, INC.

WITH AND INTO

BEMSA HOLDINGS, INC.

BEMSA Holdings, Inc., a Delaware corporation, does hereby certify that:

FIRST: BEMSA Holdings, Inc., a Delaware corporation (or “BEMSA Holdings”), was organized on the 4 th day of June, 1998, in accordance with Delaware Code Title 8 §§102 et seq., the General Corporation Law of Delaware (or “Delaware General Corporation Law”), which permits the merger of a Delaware corporation with and into another Delaware corporation.

SECOND: Birds Eye Tempco, Inc., a Delaware corporation (or “Birds Eye Tempco, Inc.”), was incorporated on the 24th day of January, 2008, in accordance with the Delaware General Corporation Law.

THIRD: Birds Eye Tempco, Inc. is authorized to issue One Thousand (1,000) shares of capital stock having One Cent ($.01) par value per share, of which One Thousand (1,000) shares are issued, outstanding and held of record by a single stockholder.

FOURTH: In accordance with §251 of the Delaware General Corporation Law, the Sole Stockholder of Birds Eye Tempco, Inc. has unanimously approved (and adopted resolutions approving) an Agreement and Plan of Merger proposing to merge Birds Eye Tempco, Inc. with and into BEMSA Holdings at a meeting duly conducted on January 24, 2008. The Agreement and Plan of Merger constitutes the “Agreement of Merger” required pursuant to §251 of the Delaware General Corporation Law.

FIFTH: In accordance with §251 of the Delaware General Corporation Law, the Board of Directors of Birds Eye Tempco, Inc. has unanimously approved (and adopted resolutions approving) an Agreement and Plan of Merger proposing to merge Birds Eye Tempco, Inc. with and into BEMSA Holdings by Unanimous Written Consent duly executed by all Directors and delivered on January 24, 2008.

SIXTH: In accordance with §251 of the Delaware General Corporation Law, the Board of Directors of BEMSA Holdings has unanimously approved (and adopted resolutions approving) an Agreement and Plan of Merger proposing to merge Birds Eye Tempco, Inc. with and into BEMSA Holdings by Unanimous Written Consent duly executed by all Directors and delivered on January 24, 2008.

SEVENTH: Both BEMSA Holdings and Birds Eye Tempe, Inc., in accordance with §251 of the Delaware General Corporation Law, have caused the Agreement and Plan of Merger to be approved, adopted, certified, executed and acknowledged.

EIGHTH: The name of the surviving entity to the merger shall remain “BEMSA Holdings, Inc.”

NINTH: The Certificate of Incorporation and Bylaws of BEMSA Holdings shall remain the Certificate of Incorporation and Bylaws of the surviving entity contemplated in the Agreement and Plan of Merger without amendment or other modification.

TENTH: The executed original of such Agreement and Plan of Merger shall be maintained at the corporate offices of the surviving entity located at 90 Linden Oaks, Rochester, New York 14625 and a copy of the Agreement and Plan of Merger shall be furnished upon request and without cost to any current or future stockholder of any constituent party.

ELEVENTH: The effective legal date and time of the merger contemplated by this Certificate and related documents shall be 11:59 p.m. on February 2, 2008.

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IN WITNESS WHEREOF, BEMSA Holdings Inc, has caused this certificate to be signed, affirmed and acknowledged by its Assistant Secretary on this 29th day of January, 2008, and such certificate is the act and deed of BEMSA Holdings, Inc., and the facts stated herein are true.

BEMSA HOLDINGS, INC.

BY:	/s/ Timothy Benjamin
Name: Timothy Benjamin Title: Assistant Secretary

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